UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2009
Meade Instruments Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Hubble, Irvine, California	92618

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 451-1450

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
On August 7, 2009, we filed an amendment to our Certificate of Incorporation establishing a one-for-twenty reverse split of our common stock, effective at 5:00 p.m. Eastern Daylight Time on August 7, 2009. Every twenty shares of (old) common stock which were held as of August 7, 2009, the effective date, were converted into one share of (new) common stock.
No fractional shares of common stock were issued as a result of the reverse stock split. Each holder of common stock who, as a result of the reverse stock split, would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares. Such fractional shares will be exchanged at $0.26 per pre-split share.
On August 7, 2009, we issued a Press Release regarding the effectiveness of the reverse stock split. The Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 5.03. Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.
On August 7, 2009, we filed an amendment to our Certificate of Incorporation (i) establishing a one-for-twenty reverse split of our common stock, effective at 5:00 p.m. Eastern Daylight Time on August 7, 2009, and (ii) reducing the number of our authorized shares of common stock to Two Million Five Hundred Thousand (2,500,000).
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description
3.5	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp.
99.1	Press Release, dated August 7, 2009, issued by Meade Instruments Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2009	MEADE INSTRUMENTS CORP. (Registrant)
	By:	/s/ John Elwood
Senior Vice President — Finance and
Administration, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description
3.5	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp.
99.1	Press Release, dated August 7, 2009, issued by Meade Instruments Corp.
Exhibit Index